Exhibit 99.1

PDS Biotechnology Accepted for Oral Presentation at the 34th Annual Society for Immunotherapy of Cancer Annual Meeting

Dr. Lauren V. Wood, M.D. to present data from the company’s phase 1 PDS0101 human trial demonstrating potent antigen-specific CD8+ T-cell responses in-vivo

Princeton, NJ, November 6, 2019 - PDS Biotechnology Corporation (Nasdaq: PDSB), a clinical-stage immuno-oncology company developing multiple therapies based on the company’s proprietary Versamune® T-cell activating technology , today announced that Lauren V. Wood, M.D., Chief Medical Officer of PDS Biotechnology, has been selected to make an oral presentation reporting on the study design and clinical data from its previously announced Phase 1 study of PDS0101 at the Society for Immunotherapy of Cancer (SITC) 34th Annual Meeting, taking place on November 7-10, 2019 in National Harbor, Maryland.

“In addition to the immunogenicity and safety data from the Phase 1 study of PDS0101, we are very pleased to highlight follow-up data, demonstrating the translation of our Versamune®-induced immunological mechanisms from animal to human studies in an oral presentation at the 34th annual SITC meeting,” commented Lauren V. Wood, M.D., PDS Biotechnology’s Chief Medical Officer. “Based on this encouraging data, we are now focused on initiating three Phase 2 studies in the first quarter of 2020. These include our previously announced combination study to evaluate PDS0101 in combination with KEYTRUDA® in the treatment of HPV16 positive head and neck cancer, a study to evaluate PDS0101 in combination with two immunotherapies in advanced HPV-associated cancers with the National Cancer Institute and a study, the details of which are included in our supplemental corporate presentation filed on October 29, 2019, to evaluate the combination of PDS0101 and chemoradiotherapy in patients with locally advanced cervical cancer.”

Details for the oral presentation are below:

Abstract 017: A Novel Enantio-Specific Cationic Lipid R-DOTAP + HPV16 E6 & E7 Antigens Induces Potent Antigen-Specific CD8+ T Cell Responses In-Vivo in Subjects with CIN and High-Risk Human Papilloma Virus Infection
Presenter: Dr. Lauren V. Wood, M.D., Chief Medical Officer, PDS Biotechnology
Session Title: Session 209: Virus Driven Cancers
Date: Friday November 8th, 2019
Time: 6:00 – 6:10pm

Full data from the Phase 1 study can be found in the supplemental corporate presentation filed on October 29, 2019.

About PDS Biotechnology

PDS Biotechnology is a clinical-stage immuno-oncology company developing multiple therapies based on the company’s proprietary Versamune® T-cell activating technology platform.  The Versamune® platform effectively delivers tumor-specific antigens for in-vivo uptake and processing, while also activating a critical immunological pathway, the type 1 interferon pathway, thus resulting in the production of potent tumor-specific killer T-cells.  Using Veramune®, PDS Biotechnology is engineering therapies designed to better recognize cancer cells and break down their defense systems to effectively attack and destroy tumors.  PDS Biotechnology’s pipeline combines the Versamune® technology with tumor-specific antigens across several cancer types.  To learn more, please visit www.pdsbiotech.com.

About PDS0101

PDS Biotechnology’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-expressing cancers.  In partnership with Merck and the National Cancer Institute (NCI), PDS Biotechnology is advancing PD0101 to Phase 2 studies in head and neck cancer and in HPV-related advanced cancer.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the ability of the Company to integrate Edge and PDS Biotechnology following the merger; the Company’s ability to protect its intellectual property rights; competitive responses to the completion of the merger; potential adverse reactions or changes to business relationships resulting from the completion of the merger; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the timing for the Company or its partners to initiate the planned clinical trials for its lead assets, PDS0101 and PDS0102; the Company’s interpretation of the results of its Phase 1 trial for PDS0101 and whether such results are sufficient to support additional trials or the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations; the acceptance by the market of the Company’s product candidates, if approved; the timing of and the Company’s ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, the Company’s product candidates; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Media & Investor Relations Contact:

Tram Bui / Alexander Lobo
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